Exhibit 99

          Dr. David Tannich Named New President of Well Control School

    HARVEY, La.--(BUSINESS WIRE)--Dec. 5, 2003--Well Control School
(WCS) announced today the appointment of Dr. David Tannich to the position of President of Well Control School. Dr. Tannich is a native Houstonian and a graduate of the University of Texas at Austin, where he earned a Ph.D. in Physics. WCS is an operating division of Cudd Pressure Control, Inc., which is a subsidiary of RPC, Inc. (NYSE:
RES).
    Dr. Tannich began his career with Exxon Production Research Company (EPR) in 1969 and spent the better part of twenty years directly involved in well control work - as an active researcher, as Group Leader of Exxon's well-control research program, and as coordinator of and instructor in Exxon's international well-control training program.
    While at EPR, he conceived and developed numerous special-purpose well-control simulation programs, including the industry's first two-phase transient-flow well-control model.
    Dr. Tannich was then assigned for five years to Exxon Company International's Headquarters Drilling Technology group. Next he was transferred to Exxon's Russian affiliate, Exxon Ventures (CIS), Inc. as a Drilling Advisor. Dr. Tannich was then reassigned to EPR and immediately placed on a temporary loan assignment with Exxon Exploration Kuwait, Inc. for two years.
    Dr. Tannich retired from Exxon at the end of September 1998 after nearly thirty years. He joined Cudd Pressure Control, Inc. in October of the same year as a Deepwater Well Control Technology Manager. In July 1999, Dr. Tannich was named Vice President - Engineering at Cudd Well Control.
    He is Chairman of API Subcommittee 16 for Drilling Well Control Systems, and he is also Chairman of SC16's Task Group for Drill-Through Equipment.
    Dr. Tannich is also the Convenor (Chairman) of ISO TC67/SC4/WG2 for Drilling Well Control Systems, which is responsible for writing international well-control equipment standards.
    Jim Caillouet, President of RPC Support Services made the formal announcement on Monday after asking employees to, "join me in congratulating and supporting Dr. David Tannich in his new position. With the scope of Dr. Tannich's experience and his ability to understand the future of well control training, we see him as a true asset to the overall future success of Well Control School."
    WELL CONTROL SCHOOL, based in Harvey, Louisiana, is a leading provider of training and certification services to the worldwide oil industry. These training services include a full line of high-end interactive training products and conventional instructor led classroom training using full color training materials and hands-on simulation exercises.
    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services, and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at www.rpc.net.

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    CONTACT: Well Control School
             Dennise Sauvage, 504/361-8282
             or
             RPC, Inc.
             Ben Palmer, 404/321-2140